EXHIBIT 99

Assisted Living Concepts names Steven L. Vick
as President and Chief Executive Officer

(Portland, Oregon — January 21, 2002) Assisted Living Concepts, Inc. (ASLC:OB) today announced the election of Steven L. Vick as president and chief executive officer, effective February 15th, 2002. “Steven Vick is a recognized leader and innovator in the assisted living industry,” said Andy Adams, the Company’s new chairman of the board. “We look forward to him leading our team in our ongoing strategic objectives and our mission to provide affordable, quality housing and services to the nation’s elderly.”

Mr. Vick joins the company from Alterra Healthcare Corporation where he previously served as president and chief operating officer. Prior to Alterra, Mr. Vick co-founded Sterling House Corporation in 1991 and served as its president until its merger with Alterra in October, 1997. Previously, he practiced as a certified public accountant specializing in health care consulting.

Mr. Vick succeeds Wm. James Nicol who joined the Company in March 2000 as chairman and became president and chief executive officer in November 2000. “We are appreciative of the work that Jim Nicol has done in leading our restructuring efforts and stabilizing the operations of the company these past two years. Now that the financial foundation is in place, the Company will focus on becoming the premier assisted living company in America. The board is delighted and excited that Steven Vick has agreed to lead the Company in this direction.” said Adams.

Mr. Nicol, who will assist in the transition, said, “I am very pleased with what we have accomplished during the past two years and am very proud of the performance of the management team of the Company. Assisted Living Concepts is poised to build on a very solid base of operations and Mr. Vick’s proven leadership in focusing on quality resident services and improving operating results will be a benefit to our employees, residents and shareholders.”

Assisted Living Concepts, Inc., owns, operates and develops assisted living residences for older adults who need assistance with the activities of daily living, such as bathing and dressing. As of December 31, 2001, the company has 184 residences in 16 states. In addition to housing, the Company provides personal care, support services and makes nursing services available according to the individual needs of its residents and as permitted by state regulation. The combination of housing and services provides a cost efficient alternative and an independent lifestyle for individuals who do not require the broader array of medical and health services provided by nursing facilities.

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties and other risks and uncertainties contained in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT INFORMATION:

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer (503) 408-5293 or Nancy Gorshe, Chief Operating Officer, Senior Vice President (503)408-5297.